EXHIBIT 99.A9.2

Exhibit 24(b)(4)(n)

Split Contract Endorsement (EA141)

ENDORSEMENT

This Endorsement is attached to and forms a part of the Contract.

Except for the last paragraph, the entire Alternative Election section of the Death Benefit Provisions is replaced with the following:

If the Beneficiary is entitled to receive the Death Benefit Proceeds, the Beneficiary may elect, in lieu of a lump sum payment, one of the following options that provides for complete distribution and termination of this Contract at the end of the distribution period:

1.	within five years of the date of death of the Annuitant; or

2.	over the lifetime of the Beneficiary; or

3.	over a period that does not exceed the life expectancy (as defined by the Internal Revenue Code and Regulations adopted under the Code) of such Beneficiary.

Multiple beneficiaries may choose individually among any of the three options.

For payment options (1) and (3), the Annuity Value as of the Death Report Day will be adjusted to equal the Death Benefit Proceeds and this Contract will remain in force as a deferred annuity until the end of the elected distribution period. For payment option (2), the Maturity Date will be changed to the Death Report Day and the Death Benefit Proceeds will be used to purchase periodic annuity payments under the Annuity Provisions of this Contract.

For elections made under payment options (1) and (3), We will:

a.	allow partial surrenders/withdrawals and transfers of the Contract’s value among the Subaccounts or the Fixed Account;

b.	deduct the transfer fee from each transfer after the first 12 transfers during each Contract year;

c.	deduct the Annual Contract Charge each Contract year; and

d.	not permit payment of the Death Benefit Proceeds under the Annuity Provisions of this Contract upon complete distribution.

Payment options (2) and (3) may be elected only if the Beneficiary is a natural person and payments start within one year of the deceased Annuitant’s death.

This Endorsement is effective as of the Contract Date unless a different Effective Date is shown here.

Except as otherwise set forth above, this Endorsement is subject to the exclusions, definitions and provisions of the Contract.